Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Chesapeake Corporation, which appears in Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

August 13, 2007